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FORM 3                                 U.S. SECURITIES AND EXCHANGE COMMISSION                               OMB APPROVAL
                                                Washington, D.C. 20549                             OMB Number            3235-0104
                                                                                                   Expires:       February 1, 1994
                                                                                                   Estimated average burden
                                                                                                   hours per response..........0.5

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person        2. Date of Event Re-       4. Issuer Name and Ticker or
                                                   quiring Statement               Trading Symbol
    Craver          Robert            F.           (Month/Day/Year)
--------------------------------------------                                 Pacific Gateway Exchange, Inc.  (NASDAQ/NMS:PGEX)
   (Last)          (First)         (Middle)         March 31, 1997
                                                    --------------         5. Relationship of Reporting       6. If Amendment,
c/o Pacific Gateway Exchange, 533 Airport Blvd.                               Person to Issuer                   Date of Original
Suite 505                                                                     (Check all applicable)             (Month/Day/Year)
-----------------------------------------------                             ____Director   ____10% Owner
             (Street)                           3. IRS or Social Se-         X  Officer    ____Other
                                                   curity Number of         ----(give title    (specify
Burlingame            California        94010      Reporting Person              below)         below)
-----------------------------------------------      (Voluntary)
 (City)                  (State)      (Zip)                                      Senior Vice President
                                                                                 ----------------------
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Table I-Non-Derivative Securities Beneficially Owned
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1. Title of Security                        2. Amount of Securities       3. Ownership         4. Nature of Indirect Ownership
   (Instr. 4)                                  Beneficially Owned            Form: Direct         (Instr. 5)
                                               (Instr. 4)                    (D) or Indirect
                                                                             (I) (Instr. 5)
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Common Stock                                       135,360                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
                                                                                (Print or Type Responses)         SEC 1473 (3/91)

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FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security    2. Date Exer-     3. Title and Amount of           4. Conver-     5. Owner-       6. Nature of
   (Instr. 4)                         cisable and       Securities Underlying            sion or        ship            Indirect
                                      Expiration        Derivative Security              Exercise       Form of         Beneficial
                                      Date              (Instr. 4)                       Price of       Deriv-          Ownership
                                      (Month/Day/                                        Deri-          ative           (Instr. 5)
                                       Year)                                             vative         Security:
                                      -----------------------------------------          Security       Direct
                                      Date      Expir-                   Amount                         (D) or
                                      Exer-     tion                     or                             Indirect
                                      cisable   Date          Title      Number                         (I)
                                                                         of Shares                      Instr. 5)


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Option (Right to Buy)                 9/30/96   9/30/00     Common Stock    8,750           $8.50            D 1/
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Option (Right to Buy)                12/31/96   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 3/31/97   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 5/30/97   9/30/00     Common Stock    2,500          $10.75            D 1/
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Option (Right to Buy)                 6/30/97   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 6/30/97   9/30/00     Common Stock      625          $10.75            D 1/
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Option (Right to Buy)                 9/30/97   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 9/30/97   9/30/00     Common Stock      625          $10.75            D 1/
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Option (Right to Buy)                12/31/97   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                12/31/97   9/30/00     Common Stock      625          $10.75            D 1/
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Option (Right to Buy)                 3/31/98   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 3/31/98   9/30/00     Common Stock      625          $10.75            D 1/
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Option (Right to Buy)                 6/30/98   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 6/30/98   9/30/00     Common Stock      625          $10.75            D 1/
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Option (Right to Buy)                 9/30/98   9/30/00     Common Stock    2,187           $8.50            D 1/
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Option (Right to Buy)                 9/30/98   9/30/00     Common Stock      625          $10.75            D 1/
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Option (Right to Buy)                12/31/98   9/30/00     Common Stock    2,187           $8.50            D 1/

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Option (Right to Buy)                12/31/98   9/30/00      Common Stock       625           $10.75           D 1/
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Option (Right to Buy)                 3/31/99   9/30/00      Common Stock     2,187            $8.50           D 1/
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Option (Right to Buy)                 3/31/99   9/30/00      Common Stock       625           $10.75           D 1/
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Option (Right to Buy)                 6/30/99   9/30/00      Common Stock     2,187            $8.50           D 1/
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Option (Right to Buy)                 6/30/99   9/30/00      Common Stock       625           $10.75           D 1/
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Option (Right to Buy)                 9/30/99   9/30/00      Common Stock     2,193            $8.50           D 1/
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Option (Right to Buy)                 9/30/99   9/30/00      Common Stock       625           $10.75           D 1/
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Option (Right to Buy)                12/31/99   9/30/00      Common Stock       625           $10.75           D 1/
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Option (Right to Buy)                 3/31/00   9/30/00      Common Stock       625           $10.75           D 1/
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**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/ Robert F. Craver           4/8/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -----------------------------  --------
                                                                                            **Signature of Reporting Person   Date
1/ Options granted pursuant to the Company's 1995 Stock Option Plan.

Note:   File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
        See Instruction 6 for procedure.
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                                                                                                                  SEC 1473 (3/91)
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